[LETTERHEAD OF McKINNEY, BANCROFT & HUGHES]


CALIFORNIA PETROLEUM TRANSPORT CORP.
1633 Broadway
New York, NY 10019
U.S.A.


                       COMMENT OF BAHAMIAN ATTORNEYS

      We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Forms F-1 and S-1 of this firm's name in the form and context in which the same appears.

/s/ McKINNEY, BANCROFT & HUGHES
McKINNEY, BANCROFT & HUGHES
Nassau, New Providence
The Bahamas